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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (Unaudited - in millions, except ratios)

Year ended December 31                                  1993           1992           1991          1990            1989
Income (loss) from continuing operations
  before income tax expense (benefit)                  $(330)          $753           $688          $  16           $578
Add:
  Interest costs                                         232            221            231            264            291
  Estimated interest included
    in rentals (1)                                        44             43             36             35             30
- - ------------------------------------------------------------------------------------------------------------------------

Fixed charges as defined                                 276            264            267            299            321
  Interest costs capitalized                             (10)           (10)            (9)            (5)            (7)
  Losses of less than majority owned
    affiliates, net of dividends                          27             34             32             22             15
- - ------------------------------------------------------------------------------------------------------------------------

  Income (loss) as adjusted                             $(37)        $1,041           $978           $332           $907
- - ------------------------------------------------------------------------------------------------------------------------

Ratio of earnings to fixed charges (2)                 (0.13)          3.94           3.66           1.11           2.83
- - ------------------------------------------------------------------------------------------------------------------------

Nine months ended September 30                                                                                      1994

Income before income taxes and
  cumulative effect of accounting changes                                                                           $565
Add:
  Interest  costs                                                                                                    182
  Estimated interest included in rentals (1)                                                                          33
- - ------------------------------------------------------------------------------------------------------------------------

Fixed charges as defined                                                                                             215
  Interest costs capitalized                                                                                          (5)
  Losses of less than majority
    owned affiliates, net of dividends                                                                                17
- - ------------------------------------------------------------------------------------------------------------------------

  Income as adjusted                                                                                                $792
- - ------------------------------------------------------------------------------------------------------------------------

Ratio of earnings to fixed charges                                                                                  3.68
- - ------------------------------------------------------------------------------------------------------------------------

(1)  Represents the estimated interest portion of rents.

(2) Earnings were inadequate to cover fixed charges for the year-ended December 31, 1993, due to the provision for the restructuring program costs. The amount of the coverage deficiency is $313 million.
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